                        Fixed Overview Report: CSMC 07-1 Grp 4

Summary of Loans in Statistical Calculation Pool			Range
(As of 1/26/2007 )

Total Number of Loans		258
Total Outstanding Balance		$78,265,436
Average Loan Balance		$477,616	$ 30,000 to	$ 3,827,485
WA Mortgage Rate		6.835%	6.250% to	8.750%
WA Original Term (months)		180	180 to	180
WA Remaining Term (months)		176	84 to	180
WA Age (months)		4	0 to	96
WA LTV		69.40%	18.15% to	100.00%
WA CLTV		75.22%	18.15% to	100.00%
WA FICO		704	0 to	816
Balloon		3.68%
California North		6.98%
California South	(ZIP : 90000 - 93600)	32.63%
Size (% of pool)	Jumbo/Super-Jumbo	78.91%
	Conforming (Size=C)	21.09%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States		Top 10 Prop		Doc Types		Purpose Codes		Occ Codes		IO Loans

CA	39.61%	SFR	59.61%	FL	11.56%	P	40.32%	P	79.24%	0	71.01%
FL	9.75%	PUD	17.92%	SS	12.75%	CO	37.89%	I	15.16%	120	24.50%
NY	7.52%	CO	17.66%	RE	71.83%	RT	21.78%	S	5.60%	60	4.50%
TX	5.31%	2-4F	4.38%	ND	3.86%
NJ	4.66%	Cond	0.15%
CO	4.55%	Site	0.14%
AZ	3.41%	Demi	0.09%
IL	3.13%	CP	0.05%
VA	2.45%
MN	2.24%

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

All	123,224,946.17	258	100.00	477,616.07	6.25	8.75	6.69	6.41	177	3	710	69

orig_balance
0 =< ... < 100000.01	1,725,441.56	26	1.40	66,363.14	6.50	8.75	7.42	7.13	175	5	680	72
100000.01 =< ... < 200000.01	4,672,143.33	31	3.79	150,714.30	6.38	7.75	7.01	6.67	176	4	679	62
200000.01 =< ... < 300000.01	6,451,259.93	25	5.24	258,050.40	6.38	8.38	6.90	6.47	176	4	705	72
300000.01 =< ... < 400000.01	7,717,180.71	22	6.26	350,780.94	6.38	7.50	6.83	6.43	176	4	695	69
400000.01 =< ... < 500000.01	21,182,367.67	47	17.19	450,688.67	6.25	7.63	6.67	6.37	176	4	714	70
500000.01 =< ... < 600000.01	23,482,458.52	43	19.06	546,103.69	6.25	7.50	6.66	6.38	177	3	706	72
600000.01 =< ... < 700000.01	16,435,131.44	26	13.34	632,120.44	6.25	7.25	6.58	6.31	177	3	702	69
700000.01 =< ... < 800000.01	6,717,755.88	9	5.45	746,417.32	6.25	7.13	6.65	6.34	176	4	726	73
800000.01 =< ... < 900000.01	7,599,206.11	9	6.17	844,356.23	6.25	7.38	6.69	6.48	178	2	718	68
900000.01 =< ... < 1000000.01	5,768,586.36	6	4.68	961,431.06	6.75	7.13	6.94	6.71	175	5	733	63
1000000 =< ... < 1250000	6,167,441.49	6	5.01	1,027,906.92	6.25	7.25	6.55	6.34	178	2	720	62
>= 1250000.01	15,305,973.17	8	12.42	1,913,246.65	6.25	6.88	6.54	6.34	177	3	723	67

Sched_Balance
0 =< ... < 100000.01	1,725,441.56	26	1.40	66,363.14	6.50	8.75	7.42	7.13	175	5	680	72
100000.01 =< ... < 200000.01	4,870,180.35	32	3.95	152,193.14	6.38	7.75	7.00	6.65	176	4	680	61
200000.01 =< ... < 300000.01	6,489,294.57	25	5.27	259,571.78	6.38	8.38	6.91	6.49	173	7	707	72
300000.01 =< ... < 400000.01	7,717,180.71	22	6.26	350,780.94	6.38	7.50	6.83	6.43	176	4	695	69
400000.01 =< ... < 500000.01	21,944,690.52	48	17.81	457,181.05	6.25	7.63	6.65	6.35	177	3	711	70
500000.01 =< ... < 600000.01	23,077,652.04	42	18.73	549,467.91	6.25	7.50	6.66	6.38	177	3	709	72
600000.01 =< ... < 700000.01	16,524,164.74	26	13.41	635,544.80	6.25	7.25	6.61	6.34	177	3	696	69
700000.01 =< ... < 800000.01	6,832,135.40	9	5.54	759,126.16	6.25	6.88	6.58	6.28	177	3	744	72
800000.01 =< ... < 900000.01	6,802,205.26	8	5.52	850,275.66	6.25	7.38	6.71	6.50	178	2	711	68
900000.01 =< ... < 999999.99	9,740,447.23	10	7.90	974,044.72	6.38	7.25	6.85	6.63	176	4	725	64
1000000 =< ... < 1250000	2,195,580.62	2	1.78	1,097,790.31	6.25	6.25	6.25	6.05	178	2	733	54
>= 1250000.01	15,305,973.17	8	12.42	1,913,246.65	6.25	6.88	6.54	6.34	177	3	723	67

state TOP 10
CA	53,515,289.12	110	43.43	486,502.63	6.25	7.63	6.70	6.38	177	3	710	69
Other	22,350,547.49	54	18.14	413,899.03	6.25	8.75	6.66	6.41	175	5	715	69
NY	11,350,541.47	18	9.21	630,585.64	6.25	7.00	6.49	6.29	178	2	726	69
FL	9,530,742.90	20	7.73	476,537.15	6.25	7.75	6.87	6.56	176	4	691	68
TX	4,738,345.93	13	3.85	364,488.15	6.25	8.38	6.96	6.74	177	3	695	71
CO	4,735,824.43	4	3.84	1,183,956.11	6.25	6.88	6.59	6.38	179	1	741	64
NJ	4,547,561.99	8	3.69	568,445.25	6.25	7.00	6.69	6.46	178	2	700	66
IL	3,733,027.99	11	3.03	339,366.18	6.38	7.75	6.72	6.40	178	2	717	63
AL	3,024,370.82	7	2.45	432,052.97	6.38	7.75	6.55	6.24	177	3	695	78
VA	2,960,428.44	7	2.40	422,918.35	6.38	7.38	6.64	6.36	177	3	671	75
AZ	2,738,265.59	6	2.22	456,377.60	6.63	7.00	6.88	6.65	175	5	729	67

Orig_LTV
0 =< ... < 50.01	12,563,491.18	33	10.20	380,711.85	6.25	7.63	6.62	6.35	177	3	722	37
50.01 =< ... < 60.01	14,764,918.33	24	11.98	615,204.93	6.25	8.38	6.62	6.39	176	4	702	57
60.01 =< ... < 70.01	24,627,973.37	38	19.99	648,104.56	6.25	8.38	6.65	6.42	177	3	734	66
70.01 =< ... < 80.01	69,766,185.79	158	56.62	441,558.14	6.25	8.75	6.73	6.42	177	3	702	78
80.01 =< ... < 90.01	1,445,631.98	4	1.17	361,408.00	6.88	7.50	7.02	6.51	178	2	701	90
90.01 =< ... < 100.01	56,745.52	1	0.05	56,745.52	6.88	6.88	6.88	6.38	177	3	756	100

Curr_Rate
6.25 =< ... < 6.5	35,742,344.84	56	29.01	638,256.16	6.25	6.38	6.32	6.11	178	2	718	67

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

6.5 =< ... < 6.75	28,373,634.01	52	23.03	545,646.81	6.50	6.63	6.57	6.32	178	2	711	67
6.75 =< ... < 7	39,846,877.48	86	32.34	463,335.78	6.75	6.88	6.82	6.48	176	4	702	71
7 =< ... < 7.25	7,471,361.02	18	6.06	415,075.61	7.00	7.13	7.05	6.72	172	8	732	66
7.25 =< ... < 7.5	7,962,751.73	20	6.46	398,137.59	7.25	7.38	7.31	7.00	176	4	708	74
7.5 =< ... < 7.75	2,838,671.14	15	2.30	189,244.74	7.50	7.63	7.55	7.18	175	5	672	79
7.75 =< ... < 8	482,378.79	6	0.39	80,396.47	7.75	7.88	7.76	7.45	176	4	678	74
8.25 =< ... < 8.5	458,814.61	4	0.37	114,703.65	8.25	8.38	8.35	7.93	177	3	726	76
8.75 =< ... < 9	48,112.55	1	0.04	48,112.55	8.75	8.75	8.75	8.50	178	2	672	75

Property_Type
2-4 Family	5,420,734.76	14	4.40	387,195.34	6.38	8.38	6.79	6.43	178	2	708	73
Co-op	74,944.64	1	0.06	74,944.64	6.50	6.50	6.50	6.25	165	15	676	57
Condo	20,674,352.36	32	16.78	646,073.51	6.25	7.50	6.65	6.40	178	2	726	69
PUD	20,893,084.34	38	16.96	549,818.01	6.25	7.63	6.75	6.46	177	3	706	70
Single Family Residence	75,023,057.01	170	60.88	441,312.10	6.25	8.75	6.68	6.40	176	4	707	68

Purpose
Purchase	48,365,657.96	103	39.25	469,569.49	6.25	8.25	6.75	6.43	176	4	716	75
Refinance - Cashout	46,547,967.25	112	37.77	415,606.85	6.25	8.75	6.66	6.40	176	4	704	64
Refinance – Rate Term	28,311,320.96	43	22.98	658,402.81	6.25	7.75	6.64	6.39	178	2	712	66

Occupancy
Investment	19,838,093.23	35	16.10	566,802.66	6.25	8.38	6.60	6.37	177	3	729	62
Primary	96,624,402.03	208	78.41	464,540.39	6.25	8.38	6.71	6.42	176	4	706	70
Secondary	6,762,450.91	15	5.49	450,830.06	6.31	8.75	6.66	6.42	177	3	727	71

Orig_Term
180 =< ... < 192	123,224,946.17	258	100.00	477,616.07	6.25	8.75	6.69	6.41	177	3	710	69

Doc_Type
Full	15,603,823.15	41	12.66	380,581.05	6.25	8.38	6.61	6.36	175	5	693	73
No Doc (NINA)	4,163,769.38	11	3.38	378,524.49	6.25	7.75	6.76	6.46	177	3	701	55
Reduced (partial)	86,144,528.21	168	69.91	512,765.05	6.25	8.38	6.71	6.42	177	3	713	71
Stated / Stated	17,312,825.43	38	14.05	455,600.67	6.25	8.75	6.65	6.41	177	3	714	62

Fico
0 =< ... < 99	1,342,783.90	3	1.09	447,594.63	6.38	7.63	6.59	6.38	177	3		66
550 =< ... < 600	1,614,857.92	4	1.31	403,714.48	6.88	7.50	6.94	6.69	171	9	565	80
600 =< ... < 650	9,979,385.82	31	8.10	321,915.67	6.38	8.38	6.83	6.60	175	5	631	68
650 =< ... < 700	44,732,354.43	101	36.30	442,894.60	6.25	8.75	6.71	6.44	177	3	675	71
700 =< ... < 750	32,504,344.19	57	26.38	570,251.65	6.25	7.63	6.61	6.32	177	3	724	67
750 =< ... < 800	31,827,999.56	58	25.83	548,758.61	6.25	8.38	6.70	6.39	176	4	774	67
800 =< ... < 850	1,223,220.35	4	0.99	305,805.09	6.25	6.88	6.57	6.21	177	3	810	80

interest_only_period
0	88,845,405.36	170	72.10	522,620.03	6.25	8.75	6.63	6.41	177	3	712	67
120	27,824,527.67	70	22.58	397,493.25	6.38	7.63	6.86	6.45	176	4	699	75
60	6,555,013.14	18	5.32	364,167.40	6.38	7.13	6.73	6.29	177	3	738	75